Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur (Investors)
(909) 493-5611
Chris Eso (Media)
(909) 493-4013

WATSON PHARMACEUTICALS ANNOUNCES TENDER OFFER TO
REPURCHASE ITS 7 1/8% SENIOR NOTES

CORONA, CALIFORNIA, February 5, 2004 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today commenced a cash tender offer and consent solicitation for all of its $150,000,000 principal amount of 7 1/8 Senior Notes due 2008 (the “Notes”).

Under the terms of the tender offer, Watson is offering to purchase the Notes at a price (referred to as the “Tender Offer Consideration”) for each $1,000 principal amount tendered equal to the present value on the early settlement date of the principal and interest that would accrue until maturity, determined by reference to a fixed spread of 90 basis points over the bid-side yield to maturity of the 2 5/8% United States Treasury Note due May 15, 2008, minus the $30.00 consent payment described below.  The pricing of the tender offer is expected to occur on February 20, 2004 at 2:00 p.m., New York City time.  The tender offer will expire at 5:00 p.m., New York City time on March 5, 2004, unless extended by Watson (the “Expiration Date”).

In conjunction with the tender offer, Watson is soliciting consents from holders of the Notes to eliminate certain restrictive covenants and events of default under the Notes and the Indenture relating to the Notes, as further detailed in the Offer to Purchase and Consent Solicitation Statement dated February 5, 2004.  Any holder who tenders Notes pursuant to the tender offer must also deliver a consent to the proposed amendments to the Indenture.  Holders who validly tender their Notes pursuant to the tender offer will be deemed to have delivered their consents by such tender.  Holders who tender their Notes on or prior to 5:00 p.m., New York City time on February 19, 2004 (the “Consent Date” unless extended by Watson), will also be eligible to receive the consent payment, which is equal to $30.00 per $1,000 principal amount of Notes.

Subject to the terms and conditions of the tender offer and the consent solicitation, holders who validly tender their Notes and thereby deliver their consents on or prior to 5:00 p.m., New York City time, on the Consent Date will be paid in respect of Notes accepted for purchase the total consideration (namely the Tender Offer Consideration and the consent payment), on the early settlement date, which is expected to be the date on or promptly after Watson first accepts tendered Notes after the Consent Date.  Subject to the terms and conditions of the tender offer and the consent solicitation, holders who validly tender their Notes after the Consent Date, but on or prior to the Expiration Date, will only be paid in respect of Notes accepted for purchase the Tender Offer Consideration on the final settlement date, which is expected to be promptly after the Expiration Date.  In addition to the Tender Offer Consideration, holders whose Notes are purchased in the tender offer will also receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable settlement date, payable on the applicable settlement date.

Consummation of the tender offer, and payment of the Tender Offer Consideration and consent payment, is subject to the satisfaction or waiver of various conditions.  The offer and the solicitation are not subject to any financing condition or minimum condition.  Watson intends to use cash on hand to fund the purchase of the Notes and the payments for consents in connection with the tender offer and consent solicitation.

Lehman Brothers is acting as the sole dealer manager for the tender offer and solicitation agent for the consent solicitation.  The information agent and the tender agent for the tender offer and consent solicitation is D. F. King & Co., Inc.

Watson expects to take a non-recurring charge in the first quarter 2004 to reflect fees, expenses and the premium paid with this tender offer.  The magnitude of the charge will be contingent on the number of the senior notes tendered.

In addition, as a result of the tender offer, the Company anticipates a decrease in interest expense in 2004 and thereafter.  Interest expense savings realized as a result of the tender offer will be dependant on the number of Notes tendered and is reflected in the Company’s forecast for 2004.

This news release is neither an offer to purchase nor an offer to sell securities.  The offer is being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated February 5, 2004.  Requests for documentation should be directed to D. F. King & Co., Inc. at (888) 567-1626 (banks and brokers may also call (212) 269-5550 (collect)).  Questions regarding the tender offer and consent solicitation should be directed to Lehman Brothers at (800) 438-3242 or (212) 528-7581 (collect).

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes branded and generic pharmaceutical products. Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press releases and other company information, visit Watson Pharmaceutical’s Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts about Watson are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements. These forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the timing and success of the tender offer for the Company’s 7 1/8% Senior Notes, and other risks and uncertainties detailed in Watson’s most recent filings with the Securities and Exchange Commission, including Watson’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003.